EXHIBIT 10.11

                                LETTER OF INTENT
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This Letter of Intent ("LOI") when executed, will memorialize the agreement of
Anuvu Incorporated, a California corporation ("Anuvu") and 618039 BC Limited, Inc., ("618039 BC Limited"), a Delaware corporation. Should the terms and conditions set forth in this LOI be fulfilled, Anuvu will divide itself into two companies: "FuelCellCo" and "AutoCo". FuelCellCo will be a spinoff of Anuvu owned by the shareholders of Anuvu and AutoCo will be the continuation of the Anuvu entity itself. During this division process, Anuvu will transfer all Anuvu fuel cell business and all of its assets including equipment, leases, and property not including non fuel cell related intellectual property. ("Fuel Cell Business") to FuelCellCo and all Anuvu non-fuel cell business ("Other Business") to AutoCo. The Fuel Cell Business will then be transferred to 618039 BC Limited as a wholly owned subsidiary of 618039 BC Limited. This will be accomplished via merging FuelCellCo into 618039 BC Limited. This LOI refers to "Mergeco" as the entity that will result from a merger of FuelCellCo into 618039 BC Limited. Thus Mergeco is the new version of 618039 BC Limited after the acquisition of FuelCellCo. These Transactions are collectively referred to herein as the "Transaction". This LOI is intended to set forth certain basic terms of the agreement reached to date and to serve as a basis for completing the definitive agreements with respect to the Transaction. This LOI, once executed by all parties constitutes a binding agreement with respect to the Transaction. Upon preparation of the definitive agreements described herein, the parties intend that this LOI will be superceded and replaced in its entirety. All dollar amounts in this document are in US dollars.

1.   Background.

     1.1 Fuel Cell. Anuvu is a private company that is actively engaged in research and development activities including the Fuel Cell Business and Other Business which includes areas such as automobiles, boats and other vehicle systems, circuit board technology and other matters. Anuvu owns proprietary technology regarding such business, subject to certain license rights that Anuvu is proposing to grant to Cell Power and certain other rights previously granted to other parties. All of these other parties other than Cell Power have signed agreements with Anuvu to return those rights with the exception of a three year not-to-compete restriction under one kilowatt, an area not an ideal match for the specific technology that Anuvu has developed. Approximately one year has already transpired on the three-year not-to-compete under one kilowatt. Anuvu has provided to 618039 BC Limited a detailed description of such third party rights. 618039 BC Limited is a newly formed entity that desires to enter into the manufacturing of fuel cells.

2.   Businesses

     2.1. Auto Business and Other Technologies. Any technology or other intellectual property that Anuvu owns that is not associated with fuel cell stacks will be transferred to AutoCo upon the formation of AutoCo. This includes, among other things, the auto related technology that Anuvu has developed. The Polyelectric technology that Anuvu has developed is useful within fuel cells and within other applications. The use of the Polyelectric technology in fuel cell stacks will be transferred to FuelCellCo and subsequently be transferred to Mergco via the acquisition of FuelCellCo by 618039 BC Limited. The use of the Polyelectric technology for all aspects other than fuel cell stacks will be the property of AutoCo. It is the intent of AutoCo, among other things, to produce automobiles and other transportation devices. AutoCo will have the right to non-exclusively buy fuel cells from Mergeco at the lowest price that Mergeco would sell fuel cells to others at the time, at the size and in the quantities purchased by AutoCo.

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     2.2 Fuel Cell Business. FuelCellCo will be acquired by 618039 BC Limited via a merger process, and FuelCellCo shareholders will receive shares in 618039 BC Limited in exchange for their shares of FuelCellCo. The numbers of shares of 618039 BC Limited distributed to the FuelCellCo shareholders will be approximately 100% of the shares outstanding at the date of this document. The shares will be issued and distributed as follows40% of the said shares upon the closing of the spinoff of FuelCellCo30% of said shares upon the construction and first operation of a Demonstration Fuel Cell Factory ("Demonstration Factory") and 30% upon the sale of the one-hundredth fuel cell of at least five kilowatts that are built by FuelCellCo/Mergco or built by a licensee of FuelCellCo/Mergeco. The Demonstration Factory shall use equipment projected to be the same as or similar to a mass production factory but with less automation, with fewer instances of each type of equipment and with other abbreviations to a mass production factory. The Demonstration Factory shall be capable of producing at least 10 fuel cell stacks per day of five kilowatts each. Each of the Anuvu employees, working at Anuvu at the time of the signing of the LOI, will be hired by FuelCellCo effective at the time of the merger at their present salaries and with a comparable benefit package. For reference, the total of the gross monthly salaries of all current employees is approximately sixty eight thousand dollars ($68,000). The current management of 618039 BC Limited will control a Public Offering ("Offering") to aid in raising funds for Mergeco. The current 618039 BC Limited management will choose a Chief Financial Officer to coordinate the Offering and a Controller to monitor the finances of FuelCellCo. The current management of Anuvu will assist in other aspects of the business of FuelCellCo, including operations, however 618039 BC Limited management will assist the Anuvu marketing team in marketing and media relations. The current Anuvu management will have a permanent seat on the 618039 BC Limited Board of Directors.

3. Demonstration Projects. FuelCellCo will create demonstration projects which will allow the public and those involved in the Offering to witness the fuel cells built with Anuvu developed technology in actual use. The current management team of Anuvu will promote these demonstration projects to the public with the approval and assistance of 618039 BC Limited and the media. Approximately one demonstration project per month within budget restraints will be completed and presented to the media until the time of the Offering. Due to the limited time and funds available, the fuel cells and other hardware used for one demonstration project may be used in another demonstration project. Each of the demonstration projects will be on the order of, or similar in scope to the following: golf cars, full automobiles, demonstration houses or representations thereof, forklifts, tractors, motor scooters and boats. Current Anuvu management will choose the demonstration project to release for public view each month based on the current progress on projects under development.

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4.   Interim Financing and Debt Refinancing.

     4.1. Financing. 618039 BC Limited will provide two hundred thousand dollars ($200,000) upon the closing of the LOI and an additional two hundred thousand dollars ($200,000) per month due each month at the date of closing of the LOI and starting the month following the closing ("Interim Financing") until such time as the funds raised from the Offering are available to FuelCellCo. The Interim Financing will be given to Anuvu until such time as the Spinoff is complete, at which time the monthly amount need only be raised for and received by FuelCellCo. Should the initial payment not be made upon signing or should any monthly Interim Financing payment not be transferred to the receiving party prior to the end of each month, this LOI will be rendered invalid without notice, the fuel cell rights and all other former Anuvu assets will revert to AutoCo and any funds received to date from 618039 BC Limited will be credited towards payments for a license granted to Cell Power. The Offering must generate at least five million dollars, up to two million for the payment of Anuvu debt and three million for enhancing the Fuel Cell Business.Any funds raised by the Offering can contribute to the monthly minimum funding of two hundred thousand dollars ($200,000). During an interim period of three months, the former FuelCellCo employees, including Rex Hodge, will work full time (or their normal part time amount for those who are already part time) on projects related to and for the benefit of FuelCellCo and 618039 BC Limited. AutoCo related activity by the current Anuvu employees will essentially be frozen during this interim period. Should the Interim Funding be interrupted, leading to a reversion of fuel cell rights, the employees will be transferred to AutoCo and AutoCo will be free to immediately follow its own fuel cell and vehicle related businesses.

     4.2. Debt Refinancing. The current debt of Anuvu is approximately two million two hundred thousand dollars ($2,200,000). This debt will merge with FuelCellCo. 618039 BC Limited will provide refinancing for this debt if necessary. A given creditor can be paid in stock if agreed to by that creditor. Where required, the proceeds of the Offering will be used to pay the debt.

5. Due Diligence. Representatives of FuelCellCo, AutoCo, Anuvu, 618039 BC Limited and Mergeco shall have access to (but may not retain copies, unless specifically authorized by the other party) the books, records and other data regarding the other parties following the date of this LOI in order that each party may conduct such investigative due diligence as they deem sufficient for the purpose of (i) verifying the assets and liabilities of each business and
(ii) otherwise obtaining such information as either shall deem necessary or useful for the purpose of entering into the respective merger agreements and closing the Transaction.

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6.   Taxation and Securities Matters.

     6.1. Securities Compliance. The Closing of the Transaction shall be subject to any and all Federal and/or State securities laws and required consents, including but not limited to, the submission of the required documents and receipt of authorization by the California Department of Corporations and the State of Delaware and any other appropriate NASD and SEC disclosures.

     6.2. Tax-Free Exchange. FuelCellCo, AutoCo, Anuvu, 618039 BC Limited and Mergeco shall use their best efforts to make the Transaction a tax-free exchange to the Anuvu shareholders.

     618039 BC Limited and Mergeco shall cooperate in good faith in assisting Anuvu, FuelCellCo and their counsel in obtaining a private letter ruling from the Internal Revenue Service confirming the tax-free nature of the Transaction; provided, however, that obtaining such a letter ruling shall not be a condition of the Transaction.

7. Closing. The parties will use their best efforts to agree upon and execute final merger agreements and related documentation no later than October 31, 2001 and close the Transaction no later than December 31, 2001 (the "Closing"); provided, however, that in the event the IRS has not yet issued an acceptable private letter ruling or State or Federal authorization has not been obtained under applicable securities laws, the parties agree that the Closing may be extended until such private letter ruling or authorization has been obtained. The terms of the respective merger agreements shall be as set forth in this LOI. The terms of the final merger agreements shall supersede all terms set forth in this LOI.

8. Exclusivity. .Anuvu shall not solicit, initiate, or consider any proposal for (i) the sale of any of its assets that relate to the Fuel Cell Business, physical or intellectual, other than in the ordinary course of its business, except for the Settlement and License Agreements with Cell Power or its successors or assigns. Until the time of the merger, Anuvu may continue to sell common shares of Anuvu stock up to the current authorized amount to contribute to a reduction in the debt or to increase the funding available for operations. Anuvu selling stock will not change the total number of shares of 618039 BC Limited stock Anuvu shareholders or spin-off companies receive from the merger. The pre-merger sale of Anuvu stock will simply decrease by dilution the amount of 618039 BC Limited stock each individual Anuvu shareholder receives.

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9.   Notices of Certain Events. Each party agrees to promptly provide notice to the other parties of any material development, which would materially affect or impact the Transaction.

10. Conduct of the Parties. From the date of this LOI to the Closing, each party covenants and agrees to use their best efforts to:

     a) carry on business as usual, in the regular and ordinary manner consistent with past practice, and to use its good faith reasonable efforts to preserve intact its relationships with third parties and not to make any material change in the business as conducted as of the date hereof, or to change the charter or bylaws thereof except as contemplated herein; and

     b) to maintain the respective assets in substantially their current condition, normal wear and tear excepted.

11. Confidentiality. All parties, with respect to the Transaction, shall make no public announcements, other than any internal communications necessary for the purpose of completing the Transactions, without the prior written approval of the other parties. In connection with the due diligence review under this LOI, each party may receive proprietary information of the disclosing party. The proprietary information shall be deemed to include notes, summaries, analysis, and other materials, in whatever form, derived from such examination or evaluation of the proprietary information. The proprietary information is regarded by the disclosing party as highly valuable and is not known publicly. The continued value depends in part on retaining its confidential nature. Disclosing party is willing to provide access to the proprietary information under this LOI on the condition that receiving party retain its confidentiality and not use the proprietary information for any purpose other than completion of such due diligence review. Receiving party shall not directly or indirectly disclose or use, or permit the disclosure or use of, the proprietary information for any other purpose without the prior written consent of the disclosing party, except as and solely to the limited extent required by applicable law, or an order of a court of appropriate jurisdiction.

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12.  Definitive Agreement. Upon obtaining all necessary permits from the
California Department of Corporations and other required corporate and regulatory approvals necessary to complete the Transaction, the parties shall enter into definitive merger and other agreements to complete the Transaction. The agreements shall contain the usual warranties, indemnities, limitations and conditions.

13. Expenses. Each party will bear its own costs and expenses incurred in connection with the Transaction.

14. Governing Law. This LOI shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

15. Counterparts. This LOI may be executed in separate counterparts which when taken together shall constitute one original instrument.

16. Assignment of this agreement 618039 BC Limited may assign this LOI to another Entity and if so all obligations and benefits of this LOI will be transferred in entirety, including approximate percetage ownerships in the Entity exchanged for FuelCellCo stock, thus the merger would be between FuelCellCo and the Entity.

17.

     a.)  List of Payables
     b.) What intellectual properties are in FuelCellCo c.) Equipment, Land and Leases of FuelCellCo d.) Agreements attached to FuelCellCo Intellectual Property e.) Cell Power Agreements

618039 BC LIMITED, INC.,                    ANUVU INCORPORATED,
a Delaware Corporation                      a California Corporation

By: ____________________________            By: __________________________

Its: ___________________________            Its: _________________________

Date: __________________________            Date: ________________________


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